Exhibit 99.1

Investor Contact: Mark Melnyk 407-613-3327 mark.melnyk@hgv.com	Media Contact: Lauren George 407-613-8431 lauren.george@hgv.com

FOR IMMEDIATE RELEASE

Hilton Grand Vacations Refinances and Increases

Credit Facility to $1 Billion

ORLANDO, Fla. (Dec. 20, 2021) – Hilton Grand Vacations Inc.(NYSE:HGV), today announces it has refinanced and increased the capacity under the existing revolving facility from $800 million to $1 billion. As of the transaction close, $699 million remains available under the revolver.

“This new credit facility demonstrates the continued optimization of our capital structure following the successful acquisition of Diamond Resorts,” said Dan Mathewes, senior executive vice president and chief financial officer of Hilton Grand Vacations. “Its larger capacity and improved pricing spreads will provide the scale and flexibility to execute HGV’s diversified capital deployment strategy, enabling us to further our position as the premier timeshare network for our members and guests.”

Bank of America, N.A., will remain as the administrative agent for the new revolving credit facility. Barclays Bank PLC, Deutsche Bank Securities Inc.; JP Morgan Chase Bank, N.A.; MUFG Bank, Ltd. and Wells Fargo Bank, N.A., acted as co-syndication agents for the new revolving credit facility.

PJT Partners advised HGV on the revolving facility recast. Alston & Bird LLP and Simpson Thacher & Bartlett LLP represented HGV in this transaction.

Proceeds of the term facility will be used by HGV for working capital and general corporate purposes.

Forward Looking Statements

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve substantial risks and uncertainties that could cause the outcome to be materially different. Words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “would,” or similar expressions indicate a forward-looking statement, however, not all forward-looking statements include these identifying words. Actual results may differ materially from those contemplated by such forward-looking statements, including those set forth in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of HGV’s most recent Annual Report on Form 10-K and HGV’s 2021 Quarterly Reports on Form 10-Q, as such information may be updated from time to time in subsequent reports.

Further, forward-looking statements speak only as of the date they are made, and HGV undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, except as required by law.

About Hilton Grand Vacations Inc.

Hilton Grand Vacations Inc. (NYSE:HGV) is recognized as a leading global timeshare company. With headquarters in Orlando, Florida, Hilton Grand Vacations develops, markets and operates a system of brand-name, high-quality vacation ownership resorts in select vacation destinations. As one of Hilton’s 18 premier brands, Hilton Grand Vacations has a reputation for delivering a consistently exceptional standard of service, and unforgettable vacation experiences for owners and guests, synonymous with the Hilton name. Ownership with the Company provides best-in-class membership programs, currently offering exclusive services and maximum flexibility for 710,000 owners around the world. For more information, visit www.hiltongrandvacations.com.

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